EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Glenborough Realty Trust Incorporated

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-28601, 333-34329, 333-40959, 333-49845, 001-14162, 333-61319, 333-08806, 333-67839, 333-70463, and 333-78579) and the registration statements on Form S-8 (Nos. 333-27677, 333-79401, and 333-80461) of Glenborough Realty Trust Incorporated of our report dated March 15, 2005, except as to note 2 to the consolidated financial statements, which is as of December 16, 2005, with respect to the consolidated balance sheets of Glenborough Realty Trust Incorporated and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004 (as restated), and all related financial statement schedules, and our report dated March 15, 2005, except as to the third, fourth and fifth paragraphs of Management’s Report on Internal Control Over Financial Reporting (as restated), which are as of December 16, 2005, on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004, annual report on Form 10-K/A of Glenborough Realty Trust Incorporated.

Our report dated March 15, 2005, except as to the third, fourth and fifth paragraphs of Management’s Report on Internal Control Over Financial Reporting (as restated) which are as of December 16, 2005, on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that Glenborough Realty Trust Incorporated did not maintain effective internal control over financial reporting as of December 31, 2004, because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and concluded in its restated assessment the following material weaknesses as of December 31, 2004:

(i)	A lack of adequate policies and procedures that require assessing known departures from U.S. generally accepted accounting principles to determine if these departures could cause a material misstatement to the Company’s consolidated financial statements. As a result, there was not an effective review of whether accounting for common and preferred stock dividends on a cash basis, as compared to an accrual basis in accordance with U.S. generally accepted accounting principles could cause a material misstatement of the Company’s consolidated financial statements. This material weakness resulted in a material error in dividends recorded as of December 31, 2004.

(ii)	A lack of adequate policies and procedures regarding the selection of proper accounting policies and the monitoring and review of accounting practices that have a continuing impact on the financial statements. Specifically, the Company amortized fees paid for an unsecured line of credit obtained in prior periods over an incorrect term and did not appropriately account for these fees upon a modification to the unsecured line of credit. This material weakness resulted in a material error in interest expense recorded as of December 31, 2004.

Our report on the consolidated financial statements and related financial statement schedules refers to the adoption by Glenborough Realty Trust Incorporated of Financial Accounting Standards Board Interpretation No. 46 (Revised), Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.

/s/    KPMG LLP

San Francisco, California

December 16, 2005